EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Company Name	State or Jurisdiction of Incorporation

Unum Group	Delaware
First Unum Life Insurance Company	New York
Unum Life Insurance Company of America	Maine
Duncanson & Holt, Inc.	New York
Duncanson & Holt Services, Inc.	Maine
Duncanson & Holt Canada Ltd.	Canada
TRI-CAN Reinsurance Inc.	Canada
Duncanson & Holt Underwriters Ltd.	England and Wales
Duncanson & Holt Europe Ltd.	England and Wales
Duncanson & Holt Syndicate Management Ltd.	England and Wales
Trafalgar Underwriting Agencies, Ltd.	England and Wales
Unum European Holding Company Limited	England and Wales
Unum Limited	England and Wales
Claims Services International Limited	England and Wales
Group Risk Insurance Services Limited	England and Wales
Unum Select Limited	England and Wales
UnumProvident Finance Company plc	England and Wales
Unum Ireland Limited	Ireland
Colonial Life & Accident Insurance Company	South Carolina
UnumProvident International Ltd.	Bermuda
Tailwind Holdings, LLC	Delaware
Tailwind Reinsurance Company	South Carolina
Northwind Holdings, LLC	Delaware
Northwind Reinsurance Company	Vermont
The Paul Revere Life Insurance Company	Massachusetts
The Paul Revere Variable Annuity Insurance Company	Massachusetts
Provident Life and Accident Insurance Company	Tennessee
Provident Life and Casualty Insurance Company	Tennessee
Provident Investment Management, LLC	Tennessee